Results of Shareholder Meeting Unaudited
A special meeting of shareholders of the Trust was
held on November 9, 2007, a continuation of the
meeting held on October 12, 2007.  The sole matter
voted on by the shareholders of record as of July
26, 2007 the Record Date was the approval of new
Investment Advisory and Management Agreements for
each of the Funds. The number of shares outstanding
for each Fund as of the Record Date was 236,914,857
for the Focus Fund; 132,813,850 for the Growth Fund
125,873,061 for the 21st Century Fund; and
41,093,133 for the International Opportunities Fund.
With respect to the proposal to approve the new
Investment Advisory and Management Agreement for
each of the Funds, the results of the vote were as
follows
FUND           FOR           AGAINST   ABSTAIN
Focus        115,458,798    2,765,940 6,688,289
Growth        68,104,290      774,234 3,369,075
21st Century  64,837,358    1,081,319 1,923,931
International
Opportunities 21,692,237      343,892   656,855
Shareholders of the Flexible Capital Fund and the Global Fund approved new Investment Advisory and
Management Agreements at the special meeting of shareholders on October 12, 2007, as reported in the Trusts Annual Report dated September 30, 2007.